Exhibit 99.1

346 North Mayo Trail
Pikeville, Kentucky 41501

606-432-1414

FOR IMMEDIATE RELEASE
July 28, 2021

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN & CEO, COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294.

COMMUNITY TRUST BANCORP, INC. ANNOUNCES CEO RETIREMENT AND SUCCESSION PLAN

PIKEVILLE, KENTUCKY:

Community Trust Bancorp, Inc. (NASDAQ: CTBI), parent company of Community Trust Bank, Inc. and Community Trust and Investment Company, with offices in Kentucky, West Virginia, and Tennessee, announces that Jean R. Hale, Chairman, President, and Chief Executive Officer of the Company for the last 23 years will retire effective February 7, 2022.  On July 27, 2021, the Board of Directors unanimously elected Mark A. Gooch to the position of President of Community Trust Bancorp, Inc., effective immediately, and also named Mr. Gooch, effective February 7, 2022, to succeed Ms. Hale as CEO and Director; the Director position will be for the remainder of her then unexpired term.  Mr. Gooch has served as President and CEO of the Company’s primary subsidiary, Community Trust Bank, Inc., since July 1999 and will continue to serve in that capacity.

Commenting on the announcement, Lead Independent Director M. Lynn Parrish said, “We appreciate Jean’s long and exemplary service to the Company.  She leaves an indelible imprint on Community Trust Bancorp, Inc. having provided strong leadership for its dynamic growth and profitability and assembling a strong executive management team during her tenure.”

“We are fortunate as a company to have an outstanding management team and a strong succession management plan to facilitate a smooth leadership transition,” Ms. Hale said.  “Mark has played an integral role in the growth and financial performance of the Company while maintaining a high level of service to our customers.  His leadership of our executive team gives me great confidence that Community Trust will continue its long history of strong financial performance.”

Ms. Hale joined the Company in 1969 and progressed through the officer ranks as Assistant Vice President, Vice President, Sr. Vice President, Executive Vice President, and in 1992 at the age of 45, was named President and CEO of Community Trust Bank, Inc., the Company’s primary subsidiary.  She became President and CEO of Community Trust Bancorp, Inc. in 1999 and Chairman in 2005.  During her tenure as President, and CEO, the Company’s total assets increased 152% from $2.2 billion at December 31, 1999 to $5.5 billion at June 30, 2021.  The Company’s quarterly cash dividend to shareholders has increased 233% from $0.12 per share for the fourth quarter 1999 to $0.40 per share effective for the third quarter 2021.  During her 52 years of service, the Company has grown total assets from $25 million to $5.5 billion and had 41 years of consecutive increases in cash dividends.

Mr. Gooch commented on the planned transition, “I am honored by the support Jean and the Board of Directors have placed in me to continue the Company’s long history of service to all our constituents, shareholders, customers, employees, and communities.  Jean has been an important mentor to many of us, and the core values and ethics that Jean has shown through her 52 years have made a lasting impact on our most valuable resource, our almost 1,000 employees.  Jean has demonstrated the importance of strength of character which has enabled the Company to have a history of strong financial performance through good times as well as the challenging times of the great recession of 2008 and the 2020 pandemic.  The outstanding leadership the Company has had for the past 118 years will remain a model for all of us to continue our long history of strong financial performance and service to our communities.”

Mr. Gooch joined the company in 1987 with the first acquisition made by Community Trust Bancorp, Inc. (FKA Pikeville National Corporation).  He served as President of that subsidiary until all bank subsidiaries were merged into Community Trust Bank, Inc. in 1997, at which time he came to the corporate office as Executive Vice President/Operations.  In 1999, Mr. Gooch was named President and CEO of the Company’s primary subsidiary, Community Trust Bank, Inc.  Mr. Gooch’s 40 years of banking experience will serve him well in his new role with the Company.

Community Trust Bancorp, Inc., with assets of $5.5 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, three banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.